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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Xylan Corporation:

We consent to incorporation by reference in the registration statement (No. 333-3944) on Form S-8 of Xylan Corporation of our report dated January 21, 1998 relating to the consolidated balance sheets of Xylan Corporation and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Xylan Corporation.


                                                   /s/ KPMG PEAT MARWICK LLP


Los Angeles, California
March 27, 1998